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Contact:
At Federal-Mogul                    At Honeywell
Kimberly A. Welch                   Rich Silverman
248-354-1916                        973-455-4732
kim_welch@fmo.com                   richard.silverman@honeywell.com


Federal-Mogul to Acquire Honeywell's Bendix Friction Materials Business in Transaction that Provides Federal-Mogul and Honeywell Bankruptcy Court Protection Against Asbestos Liabilities

     Southfield, Michigan and Morris Township, New Jersey, January 30, 2003 - Federal-Mogul Corporation (OTC Bulletin Board: FDMLQ) today announced it has entered into a letter of intent to acquire Honeywell's (NYSE: HON) Bendix friction materials business. Consummation of the acquisition will be conditional upon Honeywell receiving a bankruptcy court-issued permanent injunction shielding it from all current and future asbestos liabilities related to Honeywell's worldwide friction materials business.

     The completion of the acquisition is subject to Bankruptcy Court approval and customary conditions, including obtaining any governmental approvals, and will occur after Federal-Mogul emerges from Chapter 11. Federal-Mogul, its United States subsidiaries, and certain of its United Kingdom subsidiaries voluntarily filed for financial restructuring under Chapter 11 of the U.S. Bankruptcy Code in October 2001.

     Federal-Mogul Chairman and Chief Executive Officer Frank Macher said: "This acquisition represents a unique way, given our Chapter 11 status, to grow our core product base and position Federal-Mogul to emerge from its bankruptcy proceedings a stronger company."

     Under terms of the transaction, Federal-Mogul would acquire Bendix's worldwide friction materials business, with the exception of certain U.S.-based assets, subject to certain liabilities. For up to two years following the closing, Honeywell will continue to operate certain of its U.S.-based plants to manufacture friction materials on a contract basis for Federal-Mogul. Federal-Mogul will obtain the rights to the Bendix and Jurid brand names for friction products. Honeywell would retain the right to use the Bendix brand name in its aerospace business.

     The Bendix friction materials business is a part of Honeywell's Transportation & Power Systems group.


     Federal-Mogul is a global supplier of automotive components and sub-systems serving the world's original equipment manufacturers and the aftermarket. The company utilizes its engineering and materials expertise, proprietary technology, manufacturing skill, distribution flexibility and marketing power to deliver products, brands and services of value to its

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customers. Federal-Mogul is focused on the globalization of its teams, products and processes to bring greater opportunities for its customers and employees, and value to its constituents. Headquartered in Southfield, Michigan, Federal-Mogul was founded in Detroit in 1899 and today employs 49,000 people in 24 countries. For more information on Federal-Mogul, visit the company's web site at http://www.federal-mogul.com.

     Honeywell is a diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; turbochargers; automotive products; specialty chemicals; fibers; and electronic and advanced materials. Based in Morris Township, New Jersey, Honeywell is one of 30 stocks that make up the Dow Jones Industrial Average and is a component of the Standard & Poor's 500 Index. Its shares are traded on the New York Stock Exchange under the symbol HON, as well as on the London, Chicago and Pacific Stock Exchanges. For more information about Honeywell, visit www.honeywell.com.